UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2025

HEALTHCARE TRIANGLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40903	84-3559776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7901 Stoneridge Dr., Suite 220 Pleasanton, CA 94588

(Address of principal executive offices)

(925)-270-4812

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	HCTI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Submission of Matters to a Vote of Security Holders.

On December 5, 2025, Healthcare Triangle, Inc., a Delaware corporation (the “Company”) entered into a non-binding advance agreement (the “Advance Agreement”) with Teyame A.I. LLC, a St. Kitts and Nevis limited liability company (“Teyame”), in connection with a proposed acquisition by the Company of 100% of the equity interests of Teyame 360 S.L. and Datono Mediacion S.L., each a company incorporated in Spain (collectively, the “Target Companies”). Teyame serves as the intermediary seller in the contemplated transaction.

The Advance Agreement sets forth a framework for a potential acquisition with total consideration of up to approximately $50.0 million, consisting of a combination of: (i) cash consideration of up to approximately $15.0 million payable in tranches, (ii) approximately $6.0 million in shares of the Company’s common stock, (iii) approximately $24.0 million in shares of the Company’s non-voting convertible preferred stock issuable as post-closing consideration and convertible six months following closing, and (iv) approximately $5.0 million in shares of the Company’s non-voting convertible preferred stock issuable as a management earnout, subject to the achievement of to-be agreed post-closing performance targets. The final purchase price and related terms remain subject to the negotiation and execution of a definitive share purchase agreement.

Pursuant to the Advance Agreement, the Company has agreed to pay Teyame an advance of $3.0 million in cash on or before December 8, 2025. The advance is intended to be applied against the cash portion of the purchase price payable at closing, if the transaction is consummated.

If the transaction does not close due to certain specified circumstances, including, among others, the failure of the parties to agree on the terms of the related definitive purchase agreement, the occurrence of a material adverse change, inaccurate representations, or governmental or regulatory restrictions outside the control of the parties, Teyame is required to refund the full $3.0 million advance to the Company within ten business days. If the transaction fails to close on or before February 16, 2026 due to a delay attributable to the Company, Teyame would be required to refund $2.5 million of the advance and would be permitted to retain $500,000.

The Advance Agreement expressly provides that it does not obligate either party to consummate the proposed acquisition, which remains subject to, among other things, the negotiation and execution of a definitive share purchase agreement, the completion of due diligence, potential stockholder approval, and other customary closing conditions. The parties currently target a potential closing on or before February 16, 2026, subject to the satisfaction of such conditions. The Advance Agreement contains customary representations, warranties, and covenants for a transaction of this nature and is governed by the laws of the State of California.

The foregoing description of the Advance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Advance Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On December 10, 2025, the Company issued a press release announcing the execution of the Advance Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished pursuant to this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Advance Agreement, dated December 5, 2025, among Healthcare Triangle, Inc., and Teyame AI LLC, a St Kitts and Nevis corporation.
99.1	Press Release, dated December 10, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Triangle, Inc.

Dated: December 10, 2025	By:	/s/ David Ayanoglou
David Ayanoglou
Chief Financial Officer

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